SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

January 13, 2004

MINERA ANDES INC.

(Exact name of registrant as specified in its charter)

ALBERTA, CANADA

(State or other jurisdiction of incorporation)

000-22731	None
(Commission File No.)	(IRS Employer ID)

111 East Magnesium Rd., Ste. A

Spokane, Washington 99208

(Address of principal executive offices and Zip Code)

(509) 921-7322

(Registrant’s telephone number, including area code)

ITEM 5. OTHER INFORMATION AND REGULATION FD DISCLOSURE

Minera Andes Inc. has received the required approval from the TSX Venture Exchange regarding an agreement with Minera Andes’ largest reported shareholder, N.A. Degerstrom, Inc. (“Degerstrom”).

This agreement dates from 1995 when Degerstrom’s Argentina properties, equipment and data were put into Minera Andes in exchange for common stock. As approved by the TSX, this operating agreement with Degerstrom has been terminated. Minera Andes has also purchased back a production bonus that would have required the issuance of 1,213,409 common shares to Degerstrom when a bankable feasibility study was completed for a property and a royalty of up to a 2 percent net smelter return on all properties. Minera Andes has paid Degerstrom US$500,000 to terminate the operating agreement and production bonus, and acquire the royalty. Minera Andes will also pay US$250,000 to Degerstrom should any Minera Andes property, other than the advanced-stage Huevos Verdes silver/gold property, reach a production decision within the next ten years.

Taking into account the transaction Degerstrom’s now beneficially owns 6,275,000 common shares (including direct and indirect holdings) of the Corporation, representing 10.5% of the issued and outstanding common shares of the Corporation. It no longer holds the Performance Right to acquire 1,213,409 Common Shares of the Corporation. At present Degerstrom has no intention to increase its holdings of securities of the Corporation.

Minera Andes is a mining exploration corporation that is involved with approximately 10 projects on about 198,000 hectares (about 489,000 acres) of mineral exploration land in Argentina. The properties primarily contain gold, silver and copper mineralization targets. The Corporation is presently pursuing the further development of its co-owned gold/silver discovery property in Santa Cruz province, and is prospecting in other Argentine provinces. The Corporation presently has 59,740,865 issued and outstanding common shares.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1	News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 13, 2004

MINERA ANDES INC.

By: /s/ ALLEN V. AMBROSE
Allen V. Ambrose, President